Exhibit 8.1

212-373-3000

212-757-3990

www.paulweiss.com

ILG, Inc.

6262 Sunset Drive

Miami, Florida 33143

July 19, 2018

Ladies and Gentlemen:

We have acted as tax counsel to ILG, Inc., a Delaware corporation (the “Company”), in connection with the Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 30, 2018 by and among Marriott Vacations Worldwide Corporation, a Delaware Corporation (“Parent”), the Company, Ignite Holdco, Inc., a Delaware corporation and wholly-owned direct subsidiary of the Company (“Holdco”), Ignite Holdco Subsidiary, Inc., a Delaware corporation and wholly-owned direct subsidiary of HoldCo (“Ignite Merger Sub”), Volt Merger Sub, Inc., a Delaware corporation and wholly-owned direct subsidiary of Parent (“Merger Sub 1”) and Volt Merger Sub LLC, a Delaware limited liability company and wholly-owned direct subsidiary of Parent (“Merger Sub 2,” and together with Merger Sub 1, the “Merger Subs”) pursuant to which, (a) in a preliminary transaction, Ignite Merger Sub will be merged with and into the Company, with the Company surviving as a wholly-owned direct subsidiary of Holdco (the “Company Merger”), following which the Company will be converted into a Delaware limited liability company (the “Company Conversion” and, together with the Company Merger, the “Reorganization”) and (b) in a single integrated transaction, Merger Sub 1 will be merged with and into Holdco (the “First Merger”), with Holdco surviving (the “First Surviving Corporation”) and immediately following the consummation of the First Merger, the First Surviving Corporation will be merged with and into Merger Sub 2 with Merger Sub 2 surviving (the “Second Merger” and, together with the First Merger, the “Combination”) on the terms and conditions set forth therein. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement. We are rendering this opinion pursuant to Section 6.3(d) of the Merger Agreement and in connection with the filing on July 19, 2018 with the Securities and Exchange Commission (the “SEC”) of the Registration Statement which includes the Proxy Statements/Prospectus (File No. 333-225476) (the “Registration Statement”).

ILG, Inc.

July 19, 2018

In connection with this opinion, we have examined the Merger Agreement, the Registration Statement, the representation letters delivered to us for purposes of this opinion on July 19, 2018 by an officer of Parent on behalf of Parent, Merger Sub 1 and Merger Sub 2 (the “Parent Officer’s Certificate”) and by an officer of the Company on behalf of the Company, Holdco and Ignite Merger Sub (the “Company Officer’s Certificate” and, with the Parent Officer’s Certificate, the “Officer’s Certificates”) (and we have assumed that the Officer’s Certificates will be re-executed by appropriate officers at the effective time of the Company Merger) and such other documents as we have deemed necessary or appropriate in order to enable us to render our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. For purposes of this opinion, we have assumed, with your permission, (i) that the Reorganization and the Combination will be consummated in the manner described in the Merger Agreement and the Registration Statement, (ii) the statements concerning the Reorganization and the Combination set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the effective time of the Second Merger, (iii) that the representations set forth in the Merger Agreement and those contained in the Officer’s Certificates are and will be accurate and complete and (iv) any representations made in the Merger Agreement or the Officer’s Certificates “to the knowledge of,” or based on the belief of the Company, Parent, Holdco, Ignite Merger Sub, Merger Sub 1, or Merger Sub 2, or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the effective time of the Second Merger, in each case without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the obligations, covenants and agreements contained in the Merger Agreement. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the representations to be made by the Company, Parent, Holdco, Ignite Merger Sub, Merger Sub 1, or Merger Sub 2 referred to above, which we have assumed will be true as of the effective time of the Second Merger.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder (the “Treasury Regulations”), pertinent judicial authorities, published positions of the Internal Revenue Service (the “Service”), and such other authorities as we have considered relevant. The conclusions set forth herein are based on our analysis and interpretation of the applicable authorities and our views regarding the most appropriate interpretation of such authorities as applicable to the facts of the Reorganization and the Combination. It should also be noted that such laws, the Code, the

ILG, Inc.

July 19, 2018

Treasury Regulations, judicial decisions, administrative interpretations, and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based could affect our conclusions herein. Accordingly, there can be no assurance that our opinion will be accepted by the Service or, if challenged, by a court.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that (a) the Company Merger and the Company Conversion, taken together, will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code and (b) the First Merger and the Second Merger, taken together, will qualify as a reorganization within the meaning of Section 368(a) of the Code.

Except as expressly set forth above, we express no other opinion. This opinion has been prepared for the Company in connection with Section 6.3(d) of the Merger Agreement and the Registration Statement and may not be relied upon by any other party or for any other purpose without our prior written consent.

This opinion is being delivered prior to the consummation of the Combination and therefore is prospective and dependent on future events. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusions stated herein. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

We consent to the use of our name in the Registration Statement and to the filing of this Opinion with the SEC as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP